Exhibit 99.1

Yumanity Reports Partial Clinical Hold by U.S. FDA on Multidose Clinical Trials for YTX-7739

BOSTON, Jan. 19, 2022 — Yumanity Therapeutics (Nasdaq: YMTX), a clinical-stage biopharmaceutical company focused on the discovery and development of innovative, disease-modifying therapies for neurodegenerative disease, today announced that, in response to its IND application submitted in December 2021, it was notified via email by the U.S. Food and Drug Administration (FDA) that the FDA has placed a partial clinical hold on multidose clinical trials of YTX-7739, currently being developed for the treatment of Parkinson’s disease. The FDA has not halted all clinical programming and is permitting the Company’s planned single dose clinical trial to proceed. The partial clinical hold suspends initiation of multiple dose clinical trials in the U.S. until the FDA’s questions have been addressed.

The Company expects to receive additional detail from the FDA within the next 30 days. Yumanity anticipates working closely with the FDA to adequately address their concerns.

About YTX-7739

The Company is assessing the potential utility of YTX-7739 as a disease modifying therapy for Parkinson’s disease and has previously reported results from 14 day and 28 day multiple dosing studies in healthy volunteers and a 28 day multiple dose clinical study in patients with Parkinson’s disease.

YTX-7739 is Yumanity Therapeutics’ proprietary lead small molecule investigational therapy designed to penetrate the blood-brain barrier and inhibit the activity of a novel target, stearoyl-CoA desaturase (SCD). SCD appears to play an important and previously unrecognized role in mitigating neurotoxicity arising from the effects of pathogenic alpha-synuclein protein aggregation and accumulation, which ultimately results in the death of neurons and the subsequent dysregulation of movement and cognition that afflicts patients living with these diseases. Through inhibition of SCD, YTX-7739 modulates an upstream process in the alpha-synuclein pathological cascade and has been shown to rescue or prevent toxicity in preclinical cellular and animal models.

About Yumanity Therapeutics

Yumanity Therapeutics is a clinical-stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases through its scientific foundation and drug discovery platform. The Company’s most advanced product candidate, YTX-7739, is in clinical development for Parkinson’s disease. Yumanity’s drug discovery platform enables the Company to rapidly screen for potential disease-modifying therapies by overcoming the toxicity of misfolded proteins associated with neurogenerative diseases. Yumanity’s pipeline consists of additional programs focused on Lewy body dementia, multi-system atrophy, amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), frontotemporal lobar dementia (FTLD), and Alzheimer’s disease. For more information, please visit www.yumanity.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the potential therapeutic benefits of our prospective product candidates and results of preclinical studies, including YTX-7739, the likelihood that the partial clinical hold on Yumanity’s IND for YTX-7739 will be lifted, the ability of Yumanity to conduct clinical trials of YTX-7739 in the U.S. and outside the U.S., and the design, commencement, enrollment, and timing of ongoing or planned clinical trials, clinical trial results, product approvals and regulatory pathways, and the anticipated benefits of our drug discovery platform. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Results in preclinical studies or early-stage clinical trials may not be indicative of results from later preclinical studies or later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented.

Any forward-looking statements in this press release are based on Yumanity Therapeutics’ current expectations, estimates and projections about our industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of our product candidates will not be successfully developed or commercialized, the risk of cessation or delay of any ongoing or planned clinical trials of Yumanity Therapeutics or our collaborators, the risk that Yumanity Therapeutics may not successfully recruit or enroll a sufficient number of patients for our clinical trials, the risk that Yumanity Therapeutics may not realize the intended benefits of its drug discovery platform, the risk that our product candidates will not have the safety or efficacy profile that we anticipate, the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies or clinical trials, will not be replicated or will not continue in ongoing or future studies or trials involving Yumanity Therapeutics’ product candidates, the risk that we will be unable to obtain and maintain regulatory approval for our product candidates, the risk that the size and growth potential of the market for our product candidates will not materialize as expected, risks associated with our dependence on third-party suppliers and manufacturers, risks regarding the accuracy of our estimates of expenses and future revenue, risks relating to our capital requirements and needs for additional financing, risks relating to clinical trial and business interruptions resulting from the COVID-19 outbreak or similar public health crises, including that such interruptions may materially delay our enrollment and development timelines and/or increase our development costs or that data collection efforts may be impaired or otherwise impacted by such crises, and risks relating to our ability to obtain and maintain intellectual property protection for our product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Yumanity Therapeutics’ actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Yumanity Therapeutics’ most recent Annual or Quarterly Report, and other important factors in Yumanity

Therapeutics’ subsequent filings with the Securities and Exchange Commission. Yumanity Therapeutics explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investors:

Burns McClellan, Inc.

Lee Roth

lroth@burnsmc.com

Media:

Burns McClellan, Inc.

Robert Flamm, Ph.D.

rflamm@burnsmc.com